Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by Lotus Technology Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Lotus Technology Inc. following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 16, 2023

/s/ Ada Yunfeng Yan
Ada Yunfeng Yan

[Signature Page to Consent of Independent Director]